Exhibit 2.1

AMENDMENT #1

TO

PURCHASE AGREEMENT

between

DRESSER, INC.

RING-O VALVE SRL

DRESSER ITALIA SRL

DRESSER VALVES EUROPE GMBH

DRESSER NETHERLANDS BV

DRESSER INDUSTRIAL PRODUCTS

DRESSER INDUSTRIA COMERCIO LTDA.

RING-O VALVE INTERNATIONAL BV

FIRSA INTERNATIONAL LTD.

ENTECH UK INDUSTRIES LIMITED

RING-O VALVE INCORPORATED

DRESSER ENTECH INC.

DI CANADA, INC.

DI NETHERLANDS BV

and

COOPER CAMERON CORPORATION

DATED AS OF NOVEMBER 30, 2005

AMENDMENT #1 TO PURCHASE AGREEMENT

This AMENDMENT #1 (the “Amendment”) TO PURCHASE AGREEMENT (the “Purchase Agreement”), dated as of November 30, 2005, is entered into between COOPER CAMERON CORPORATION, a corporation incorporated under the laws of Delaware (“Purchaser”), and DRESSER, INC., a corporation incorporated under the laws of Delaware (“Dresser”), RING-O VALVE SRL, DRESSER ITALIA SRL, DRESSER VALVES EUROPE GMBH, DRESSER NETHERLANDS BV, DRESSER INDUSTRIAL PRODUCTS, DRESSER INDUSTRIA COMERCIO LTDA., RING-O VALVE INTERNATIONAL BV, FIRSA INTERNATIONAL LTD., ENTECH UK INDUSTRIES LIMITED, RING-O VALVE, INCORPORATED, DRESSER ENTECH, INC., DI CANADA, INC. AND DI NETHERLANDS BV (the “Retained Business Companies” and collectively with Dresser, the “Sellers”).

RECITALS

WHEREAS, Dresser, through the Business Companies, is collectively engaged in the Business;

WHEREAS, Dresser and the Business Companies own all of the Business Assets and Dresser or one of the Retained Business Companies owns, or prior to Closing will own, all of the issued and outstanding capital stock and other equity interests of the Purchased Business Companies as described on Schedule 1.01(b) to the Purchase Agreement, together with the Cooper Cameron Valves Italy Shares acquired by Sellers pursuant to Section 5.23 of the Purchase Agreement;

WHEREAS, on September 1, 2005, Sellers and Purchaser executed the Purchase Agreement;

WHERAS, pursuant to the obligations set forth in Section 5.25 to the Purchase Agreement, the Retained Business Companies delivered joinder agreements to Purchaser subsequent to the execution of the Purchase Agreement pursuant to which each Retained Business Company became a Party to the Purchase Agreement with the same force and effect as if such Retained Business Company had executed and delivered the Purchase Agreement on the date of its execution.

WHEREAS, Section 9.08 of the Purchase Agreement provides that the Purchase Agreement may be amended or modified by an instrument in writing signed by, or on behalf of, each of the Parties;

WHEREAS, the Purchase Agreement sets forth the terms and conditions upon which, at the Closing, Sellers will sell to Purchaser, and Purchaser will purchase from Sellers, (i) the Purchased Shares and (ii) the Purchased Business Assets; and

WHEREAS, the Sellers and Purchaser wish to amend certain terms of the Purchase Agreement prior to the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Sellers and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Purchase Agreement.

SECTION 1.02. Interpretation. The following provisions shall apply in connection with the interpretation of this Amendment:

(a) Any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender.

(b) Any reference to Articles, Sections, Exhibits and Schedules are, unless otherwise stated, references to Articles, Sections, Exhibits and Schedules of or to this Amendment.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Amendment, shall refer to this Amendment as a whole and not to any particular provision of this Amendment. The words “includes” or “including” shall mean “including without limitation.” The use of “or” is not intended to be exclusive unless explicitly indicated otherwise.

(d) All Exhibits and Schedules form an integral part of this Amendment and are equally binding therewith. Any reference to “this Amendment” shall include such Exhibits and Schedules.

(e) Any reference to a statutory provision shall include a reference to the provision as modified, amended or supplemented from time to time and any subordinate legislation made under such statutory provision.

(f) References to a Person shall include any permitted assignee or successor to such party in accordance with this Amendment.

(g) If any period is referred to in this Amendment by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day, in which case the last day shall be the next succeeding Business Day.

(h) The terms “dollars” or “$” shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(i) The descriptive headings and captions contained in this Amendment are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

ARTICLE II

BRAZIL

SECTION 2.01. Purchase and Sale of the Brazilian business.

(a)	The Parties acknowledge that it was contemplated in the Purchase Agreement that (i) the assets, rights and permits comprising the Brazil on-off valve and control valve businesses conducted by the Sellers (the “Brazil Business”) would be transferred, prior to the Closing, into a newly formed Brazil company (as contemplated by Schedule 1.01(a) of the Purchase Agreement) and (ii) Purchaser would, following such drop down of assets, rights and permits, acquire all of the equity shares of such Brazil company (the “Brazil Purchased Business Company”) on the Closing. In light of the anticipated delay in receiving confirmation that the transfer of the State Tax Permit referenced on Schedule 2.01(a) hereto to the Brazil Purchased Business Company, the Parties have determined that the sale and transfer of the Brazil Purchased Business Company (the “Brazil Transaction”) cannot be consummated on the proposed closing date of November 30, 2005 and have agreed that the Brazil Transaction will occur following the initial closing and after and to the extent that certain conditions (the “Brazil Transaction Conditions”) have been satisfied as set forth below.

(b)	At the initial closing, the Parties will affect the transfer of the Purchased Business Assets and Purchased Business Companies (other than the Brazil Purchased Business Company) as follows:

(i)	The initial closing (“Initial Closing”) at which the transfer of the Purchased Business Assets and Purchased Business Companies (other than the Brazil Purchased Business Company) shall be consummated at 9:00 am (Houston, Texas time) in the offices of Vinson & Elkins LLP at 1001 Fannin, Houston, Texas 77002, on the 30th day of November 2005;

(ii)	The second closing (“Second Closing”), at which time the transfer of the Brazil Purchased Business Company shall be consummated, shall be on the later of (x) January 3, 2006 and (y) the second business day following satisfaction of or waiver by Purchaser of the Brazil Transaction Conditions. At the Second Closing, Sellers shall sell, transfer and convey the capital shares of the Brazil Purchased Business Company (representing 100% ownership in the Brazil Purchased Business Company) to Purchaser or its designee, free and clear of all Encumbrances, and Purchaser shall deliver to Sellers the portion of the Base Purchase Price attributable to the Brazil Transaction, which the parties agree is $21,346,007;

(iii)	The Brazil Transaction Conditions consist of the following, the satisfaction or waiver of which shall not impair any rights of indemnification Purchaser may have under the Purchase Agreement:

1)	The formation documents for the Brazil Purchased Business Company shall be in such forms as are mutually agreed by Sellers and Purchaser;

2)	Dresser Industria Comercio Ltda. (“Dresser Brazil”) shall have executed and delivered all documents required to transfer, convey and assign the assets, rights and permits comprising the Brazil Business to the Brazil Purchased Business Company free and clear of Encumbrances in such forms as are mutually agreed by Sellers and Purchaser;

3)	Dresser Brazil shall have executed and delivered the share transfer deed or conveyance documents in such forms as are mutually agreed by Sellers and Purchaser;

4)	The Brazil Purchased Business Company shall have received from applicable taxing and regulatory authorities the Federal Tax Permit and State Tax Permit referenced on Schedule 2.01(a) (the “Required Permits”), which shall be in full force and effect as of the Second Closing;

5)	Sellers and their Affiliates shall have operated the Brazil Business in the ordinary course of business since the Initial Closing, except to the extent actually caused by a breach of Purchaser of its obligations under Section (v) below;

6)	There shall not have been any change in the Brazil assets or businesses which would reasonably be likely to result in a Material Adverse Effect, which for purposes of clarification the parties agree is determined with respect to the Business taken as a whole; and

7)	The conditions set forth in Sections 6.01, 6.02(a), 6.03(a) and 6.03(d) shall have been satisfied to the extent such conditions relate to the Brazilian Transaction, provided, however, that for purposes of clarification (a) the terms (i) “Material Adverse Effect” and (ii) “Business Assets” and “Business” in Section 6.03(d) shall not be defined with respect to the Brazilian Transaction and shall be defined with respect to the Business taken as a whole and (b) the term “Closing Date” in Section 6.03(a) shall mean the date of the Second Closing.

(iv)	The Parties agree that the provisions of and restrictions contained in the Purchase Agreement shall continue with respect to the Brazil assets and business following the Initial Closing until the first to occur of consummation of the Second Closing or the Brazil Termination Date (as defined below).

(v)	From the Initial Closing until the earlier of the Second Closing or the Brazil Termination Date, Purchaser agrees to cause the Business and any Purchased Business Companies (other than the Brazilian Purchased Business Company) to use commercially reasonable efforts to continue all intercompany arrangements described on Schedule 2.01(b)(v) attached hereto and on substantially the same economic terms (including quantities and prices) consistent with Sellers’ conduct of the Business prior to the Initial Closing.

(vi)	Sellers agree to use commercially reasonable efforts to complete the drop down of the Brazilian Business to the Brazil Purchased Business Company and to apply for the Required Permits on or prior to December 15, 2005. Furthermore, Sellers shall diligently pursue such applications.

(vii)	The Parties agree that the obligations and rights of Purchaser to acquire the Brazil Purchased Business Company shall terminate on March 31, 2006 if the Brazil Transaction Conditions have not been satisfied or waived by Purchaser as of such date (the “Brazil Termination Date”). Notwithstanding the foregoing, Purchaser will, if requested by Sellers prior to February 15, 2006, apply for a separate Required Permits necessary to conduct business with the Brazil assets, if application for such permits is a legal and commercially reasonable method of acquiring such permits and will diligently pursue such application. Sellers will indemnify Purchaser and hold Purchaser harmless from any and all costs, expenses or other liabilities associated with such request. In such event, the Brazil Termination Date will be extended until April 30, 2006 to accommodate such application.

(viii)

For purposes of clarity, the Parties agree that the Estimated Working Capital Payment at the Initial Closing will include an estimated working capital amount for the Brazil Business (such estimate being mutually agreed to be $16,256,000). The working capital applicable to the Brazil Business (“Brazil Working Capital”) will be included in the calculation of Final Working Capital in accordance with Section 2.03 to the extent that the Brazil Transaction has been consummated. In calculating Brazil Working Capital, all intercompany accounts relating to or arising out of the Brazil Business and existing as of the Closing shall be terminated and therefore not included in the working capital calculation and all trade accounts between Dresser and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, relating to or arising out of the Brazil Business after the initial Closing shall be treated as third party trade payables, which are included in the Final Working Capital. In the event the Brazil Transaction is abandoned by Purchaser as a result of the failure of one or more of the Brazil Transaction Conditions, the parties will negotiate in good faith to determine an appropriate adjustment to the Working Capital Threshold to reflect the removal of the Brazil Business from the Business, and if the parties are unable to mutually agree on such adjustment, will submit such question to the Purchase Price Arbiter for determination in accordance with Section 2.03(b).

(ix)	If the Second Closing does not occur prior to the 90th day following the Initial Closing, the Parties agree that the time period for preparation and delivery of the Final Closing Statement set forth in Section 2.03(b) of the Purchase Agreement shall be extended until 30 days following the later of the Second Closing or the Brazil Termination Date.

ARTICLE III

INDEMNIFICATION

SECTION 3.01. The Sellers, jointly and severally, agree to and shall indemnify and hold harmless the Purchaser Indemnitees from and against all Losses incurred by any of the Purchaser Indemnitees that arise out of or in connection with any of the following:

(i)	any claims or liabilities for payment or otherwise with respect to any and all outstanding loans between Ring-O Valve S.p.A. and Centrobanco—Banca Centrale di Credito Popolare S.p.A., including any and all payments required pursuant or in connection with applicable promissory notes and loan agreements and any failure of Centrobanco to timely remove any encumbrances and release any mortgages affecting the Business or its assets or properties;

(ii)	any claims or liabilities for payment or otherwise with respect to any and all outstanding loans between Ring-O Valve S.p.A. and Mediocredito Lombardo S.p.A., including payments required pursuant to or in connection with applicable promissory notes and loan agreements and any failure of Mediocredito Lombardo to timely remove any encumbrances and release any mortgages affecting the Business or its assts or properties;

(iii)	any inability of Seller to transfer to or provide to Purchaser the full benefits under that certain Master Lease Agreement dated September 20, 1999 between General Electric Capital Corporation and Dresser Equipment Group, Inc. (as supplemented by the machine tools equipment schedules for equipment used in connection with the Business); and

(iv)	any claims made that Seller did not have good and useful title to the tract of land being transferred to Purchaser or its Affiliates as part of the Purchased Business Assets and located in Hammond, Louisiana and more commonly referred to as “2175 Southwest Railroad Avenue, Hammond, Louisiana.”

The indemnification obligations in this Article III are independent of the indemnification provisions contained in the Purchase Agreement and shall not be subject to the Minimum Claim Amount or other dollar limitations, deductibles or other limitations contained in the Purchase Agreement.

ARTICLE IV

CUSTOMER CONSENTS

SECTION 4.01. Customer Consents Obtained at Closing. The Parties acknowledge that certain customer consents including the consents referenced on Schedule 4.01 hereto (the “Deferred Customer Consents”) have not been obtained as of the Initial Closing and that Purchaser has agreed to proceed with the Initial Closing subject to the provisions of Section 4.02.

SECTION 4.02. Confirming Efforts. Sellers agree from and after the Initial Closing to use all commercially reasonably efforts to obtain the Deferred Customer Consents as soon as possible following the Initial Closing. Sellers further agree that until such time as the Deferred Customer Consents are obtained, Sellers will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the full economic interest of such Seller in the benefits under any such Deferred Customer Contract, including performance by such Seller, if economically feasible, as agent; provided that upon receiving the benefit therefor, Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained as of the date of the Initial Closing.

ARTICLE V

CONFLICTS AMONG AGREEMENTS; GUARANTY OF PERFORMANCE

SECTION 5.01. Local Jurisdictional Agreements. In furtherance of the transactions contemplated by the Purchase Agreement, certain Affiliates of Purchaser and certain of the Sellers will enter into purchase agreements for certain non-U.S. jurisdictions in which the Purchased Business Assets are being sold pursuant to the Purchase Agreement (collective, the “Local Agreements”). For all instances in which a conflict or question of interpretation arises between any of the Local Agreements and the Purchase Agreement, the terms of the Purchase Agreement, as amended, will control and govern.

SECTION 5.02. Guaranty of Performance. (a) In furtherance of the transactions contemplated by the Purchase Agreement, certain Affiliates of Purchaser and certain Affiliates of Sellers will enter into supply, service and distribution agreements with the Purchaser or Seller or their respective Affiliates (as the case may be) as listed on Schedule 5.02 hereto (the “Ancillary Agreements”).

(b) Purchaser hereby guarantees prompt performance of the obligations of its Affiliates under any of the applicable Ancillary Agreements and will cause its Affiliates to perform their respective obligations thereunder.

(c) Sellers hereby, jointly and severally, guarantee prompt performance of the obligations of their respective Affiliates under any of the applicable Ancillary Agreements and will cause their Affiliates to perform their respective obligations thereunder.

ARTICLE VI

SUPPLEMENTS TO PURCHASE AGREEMENT

SECTION 6.01. Supplements and Revisions. The Purchase Agreement is hereby amended and supplemented as follows:

(a) With respect to Section 2.04(a) of the Purchase Agreement, the Parties acknowledge that no adjustments to the Purchase Price will be made at the Closing Date for ad valorem or personal property Taxes with respect to the Business Assets. To the extent that amounts for ad valorem and personal property Taxes are accrued and reflected in the Final Working Capital accounts, no separate adjustment or true-up payment which would result in “double recovery” shall be made. Otherwise, the Parties will, if necessary, true up ad valorem and personal property Tax payments as part of the Final Working Capital Calculation.

(b) The reference to Section 2.08 under “(ix) Contracts” in the definition of “Business Assets” in Exhibit A to the Purchase Agreement is hereby amended to refer to Section 2.07.

(c) The reference throughout the Purchase Agreement to “Closing” shall mean (i) the Initial Closing as to the Purchased Business Companies and Purchased Business Assets (other than with respect to the Brazil Business) and (ii) the Second Closing as to the Purchased Business Company applicable to the Brazil Business.

(d) The following schedules to the Purchase Agreement are hereby revised and supplemented in their entirety to read as set forth in the schedules (with the corresponding number) included in Exhibit A attached hereto:

Schedule	Subject

2.01	Excluded Assets

2.07(a)(ii)	Assumed Liabilities: Agency and Representative Contracts

2.07(a)(vii)	Assumed Liabilities: Leases

3.08	Litigation

3.09(a)(xv)	Hedging Agreements

3.20	Business Guarantees

3.26	Customer Property

5.11(a)	Business Employees

5.11(b)	Excluded Business Employees

5.15(b)	Pre-Closing Environmental Matters

(e) Section 5.15 of the Purchase Agreement is hereby awarded and revised to include a new subsection (c) as follows:

“(c) As soon as practical following the Initial Closing, Purchaser shall have a Phase I ( and possibly a Phase II) site assessment conducted with respect to the warehouse facility leased by the Business and located at C/Iberre, Casa °5, Polígono Sangronie, Sondika, Spain(the “Spanish Warehouse Facility”). Sellers and Purchaser agree to cooperate in good faith to supplement Schedule 5.15(b) to reflect any items which are disclosed in such site assessment for the Spanish Warehouse Facility and which Sellers and Purchaser mutually agree will be deemed to be a Pre-Closing Environmental Matter.

(f) Section 5.18 of the Purchase Agreement is hereby amended and revised to include a new subsection (d) as follows:

“(d) Notwithstanding the foregoing, Purchaser agrees that following the time that Purchaser has incurred amounts for Liabilities associated with or arising out of the Pre-Closing Product Warranty Claims equal to the Product Warranty Reserve, then Sellers may, at their election, take over management defense of all Pre-Closing Product Warranty Claims for which Sellers have responsibility and, subject to subsection (c) above, acknowledge such obligation to indemnify and hold harmless Purchasers and the Purchased Business Companies and their respective affiliates from and against all Liabilities arising out of Pre-Closing Warranty Claims in excess of the Product Warranty Reserve.”

(g) The reference to “December 31, 2005” in Section 8.01(a) of the Purchase Agreement is hereby amended to refer to the “Brazil Termination Date.”

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

SECTION 7.02. Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

SELLERS

DRESSER, INC.

By:	Patrick M. Murray
Name:	Patrick M. Murray
Title:	Chairman and Chief Executive Officer

RING-O VALVE SRL

By:	Luciano Sanguineti
Name:	Luciano Sanguineti
Title:	Director

DRESSER ITALIA SRL

By:	Piero Stringa
Name:	Piero Stringa
Title:	Managing Director

DRESSER VALVES EUROPE GMBH

By:	Marius Schnidrig
Name:	Marius Schnidrig
Title:	Managing Director

Sellers’ Signature Page to Amendment #1 to Purchase Agreement

DRESSER NETHERLANDS BV

By:	Reinier Dirk Berkel
Name:	Reinier Dirk Berkel
Title:	Director

DRESSER INDUSTRIAL PRODUCTS BV

By:	Reinier Dirk Berkel
Name:	Reinier Dirk Berkel
Title:	Director

DRESSER INDUSTRIA E COMERCIO LTDA

By:	Marcio R. Bastos
Name:	Marcio R. Bastos
Title:	Managing Director

RING-O VALVE INTERNATIONAL BV

By:	Luciano Sanguineti
Name:	Luciano Sanguineti
Title:	Director

FIRSA INTERNATIONAL LTD.

By:	Brian Michael Whiles
Name:	Brian Michael Whiles
Title:	Director

Sellers’ Signature Page to Amendment #1 to Purchase Agreement

ENTECH INDUSTRIES UK LIMITED

By:	Brian Michael Whiles
Name:	Brian Michael Whiles
Title:	Director

RING-O VALVE, INCORPORATED

By:	John P. Ryan
Name:	John P. Ryan
Title:	Chief Executive Officer and President

DRESSER ENTECH, INC.

By:	John P. Ryan
Name:	John P. Ryan
Title:	Chief Executive Officer and President

DI CANADA INC.

By:	John P. Ryan
Name:	John P. Ryan
Title:	President

DI NETHERLANDS BV

By:	Richard T. Kernan
Name:	Richard T. Kernan
Title:	Managing Director

Sellers’ Signature Page to Amendment #1 to Purchase Agreement

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

PURCHASER

COOPER CAMERON CORPORATION

By	FranklinMyers
Franklin Myers Senior Vice President and Chief Financial Officer